Exhibit 99.2

Verastem Announces Pricing of Public Offering of Common Stock

CAMBRIDGE, Mass.—(BUSINESS WIRE)—July 17, 2013—Verastem, Inc., (NASDAQ: VSTM), focused on discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells, today announced the pricing of its previously announced underwritten public offering of 3,700,000 shares of its common stock, offered at a price of $15.00 per share to the public. The net proceeds to Verastem from this offering are expected to be approximately $51.9 million, after deducting underwriting discounts and commissions and other estimated offering expenses payable by Verastem. All of the shares sold in the offering will be sold by Verastem.  The offering is expected to close on or about July 22, 2013, subject to the satisfaction of customary closing conditions.  Verastem has granted to the underwriters a 30-day option to purchase up to 555,000 additional shares of common stock.  Verastem anticipates using the net proceeds from the offering for preclinical and clinical development of its lead product candidates, discovery, research and preclinical studies of its other product candidates, additional compounds and companion diagnostics, and other general corporate purposes.

Jefferies LLC and Leerink Swann LLC are acting as joint book-running managers in the offering, and JMP Securities LLC, Oppenheimer & Co. Inc., Lazard Capital Markets LLC, Guggenheim Securities, Roth Capital Partners, LLC and Cantor Fitzgerald & Co. are acting as co-managers in the offering.

A shelf registration statement on Form S-3 relating to the public offering of the shares of common stock described above was filed with the Securities and Exchange Commission (the “SEC”) and declared effective on February 14, 2013. A preliminary prospectus supplement related to the offering has been filed with the SEC. A final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement, when available, and accompanying prospectus may also be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus_Department, 520 Madison Avenue, 12th Floor, New York, NY, 10022, by telephone at 877-547-6340 or by email at Prospectus_Department@Jefferies.com or from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone at 1-800-808-7525 or by email at Syndicate@Leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Verastem, Inc.

Verastem, Inc. (NASDAQ: VSTM) is discovering and developing drugs to treat cancer by the targeted killing of cancer stem cells. Cancer stem cells are an underlying cause of tumor recurrence and metastasis. Verastem is developing small molecule inhibitors of signaling pathways that are critical to cancer stem cell survival and proliferation: FAK, PI3K/mTOR and Wnt. For more information, please visit www.verastem.com.

Forward-looking statements:

Certain of the statements made in this press release, including those relating to completion of the Company’s public offering and use of proceeds, are forward-looking statements.  Actual results or developments may differ materially from those projected or implied in these forward looking statements. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to, those associated with market conditions and the satisfaction of customary closing conditions related to the offering.  You should not place undue reliance on these forward looking statements, which apply only as of the date of this press release. Other risks and uncertainties include those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and any subsequent SEC filings, including the prospectus supplement related to the proposed offering. The forward-looking statements contained in this press release reflect the Company’s current views with respect to future events, and the Company does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Verastem, Inc.

Verastem, Inc.
Brian Sullivan, 617-252-9314
bsullivan@verastem.com